EXHIBIT 21

Subsidiaries of the Registrant

Entity Name	Organized Under Laws of	Percentage Ownership
BK Technologies, Inc.	Nevada	100%
RELM Communications, Inc.	Florida	100%
Tactical Capital Investments, LLC	Delaware	100%